Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Hancock Jaffe Laboratories, Inc. on Form S-1 Amendment No. 6 [File No. 333-220372] of our report dated April 13, 2018, which includes an explanatory paragraph as the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Hancock Jaffe Laboratories, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum llp

New York, New York

May 14 , 2018